ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation

 (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Alkame Holdings, Inc.

2.

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SERIES C PREFERRED STOCK

On behalf of Alkame Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”): RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the twenty million (20,000,000) shares of preferred stock, par value $.001 per share, of the Corporation authorized by Article III of the Articles of Incorporation (“Preferred Stock”), a series of Series C Preferred Stock, consisting of two million nine hundred and fifty thousand (2,950,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

SEE ATTACHED

3.	Effective date of filing (optional):

4.	Signatures (required)

X /s/ Robert Eakle
Signature

______________________________________

CERTIFICATE OF DESIGNATION

OF

ALKAME HOLDINGS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

SERIES C PREFERRED STOCK

On behalf of Alkame Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the one hundred million (100,000,000) shares of preferred stock, par value $.001 per share, of the Corporation authorized by Article III of the Articles of Incorporation (“Preferred Stock”), a series of Series C Preferred Stock, consisting of ten million (10,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series C Preferred Stock are as follows:

1. Designation; Rank. This series of Preferred Stock shall be designated and known as “Series C Preferred Stock.” The number of shares constituting the Series C Preferred Stock shall be ten million (10,000,000) shares shares. Except as otherwise provided herein, the Series C Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”), the Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and the Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”)..

2. Dividends. The holders of shares of Series C Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3. Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, without priority over any other shareholders, the Holders of Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation, cash in an amount equal to $1.00 (the “Stated Value”) for each one (1) share of Series C Preferred Stock. All distributions made to the Holders of the Series C Preferred and other stock of the Corporation upon Liquidation shall be made on a pari passu basis with distributions to the holders the Corporation’s common stock, Series A Preferred Stock and Series B Preferred Stock. If, upon the Liquidation, the assets to be distributed among the Holders of the Series C Preferred Stock are insufficient to permit the payment to such Holders of the full Stated Value for their shares, then the assets of the Corporation allocated for distribution to the Holders of the Series C Preferred Stock shall be distributed pro rata among the holders of all the corporate stock.

(b) A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall not be deemed to be a Liquidation for purposes of this Designation.

4. Optional Conversion of Series C Preferred Stock. The Holders of Series C Preferred Stock shall have conversion rights as follows:

(a) Conversion Right. Each share of Series C Preferred Stock shall be convertible at the option of the Holder thereof and without the payment of additional consideration by the Holder thereof, at any time, into such number of shares of Common Stock equal to the quotient of the Stated Value divided by the Conversion Price. The Conversion Price shall be equal to 100% of the closing common stock price of the Corporation on day of the Conversion Demand (the “Conversion Price”). The conversion amount shall not be affected except as to pricing by any stock split of the Corporation’s Common Stock.

(b) Mechanics of Optional Conversion. To effect the optional conversion of shares of Series C Preferred Stock in accordance with Section 4(a) of this Designation, any Holder of record shall make a written demand for such conversion (for purposes of this Designation, a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the certificate or certificates representing such shares, and (ii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) nor more than thirty (30) days after the date of such Conversion Demand (for purposes of this Designation, the “Optional Conversion Date”). Within five days of receipt of the Conversion Demand, the Corporation shall give written notice (for purposes of this Designation, a “Conversion Notice”) to the Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series C Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series C Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series C Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

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(c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series C Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series C Preferred Stock by the Corporation upon conversion of Series C Preferred Stock by such Holder.

(d) Reservation of Stock. The Corporation shall at all times when any shares of Series C Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Income Taxes. The converting Holder shall pay any and all income and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock.

(f) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under Section 4 of this Designation by the Corporation, but will at all times in good faith assist in carrying out of all the provision of Section 4 of this Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

5. Voting. The holders of Series C Preferred Stock shall have the right to cast one (1) vote for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series C Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

IN WITNESS WHEREOF the undersigned has signed this Designation this 24th day of January 2014.

Alkame Holdings, Inc.
By:	/s/ Robert Eakle
Name:	Robert Eakle, CEO

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